Exhibit 10.2

Inspired Entertainment, Inc.

Non-Employee Director Compensation Policy

(Updated as of May 09, 2023)

The following policy outlines the key terms of Inspired Entertainment’s Non-Employee Director compensation program:

Annual Retainers

Board Member Annual Retainer	Amount
Board Member Cash	$50,000
Board Member Restricted Stock Units (“RSUs”)	$100,000

Additional Leadership Position Annual Retainers (Paid 50% in Cash and 50% in RSUs)	Amount
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating & Corporate Governance Committee Chair	$20,000
Lead Independent Director	$20,000

Cash Retainers

All cash retainers will be provided in equal quarterly installments in arrears on January 1st, April 1st, July 1st, and October 1st of each year (“Payment Dates”) provided that the Non-Employee Director is in service in the applicable role to such retainer on the applicable Payment Date. Payment is provided in arrears on the first day of each calendar quarter for service during the prior calendar quarter.

Non-Employee Directors appointed to the Board or to a Leadership Position after January 1st will receive a pro-rated portion of the quarterly installment of the applicable retainer for the calendar quarter of their appointment (based on the number of days remaining in such calendar quarter and paid on the first day of the following calendar quarter), and the full portion of the remaining quarterly installments for the year, provided that the Non-Employee Director remains on the Board on such Payment Date (and in the Leadership Position on such Payment Date, if applicable).

RSU Retainers

Annual RSU retainers will be granted on the first trading day in January. The number of RSUs subject to each annual RSU retainer will be equal to (i) the dollar value of the award as shown in the table above, divided by the greater of (x) the twenty trading day average closing price of the immediately preceding year’s high closing price of the Company’s Common Stock and (y) the twenty trading day average closing price of the Common Stock before the date of grant, but in any event at a price no lower than 80% of the price at which restricted stock units were granted for the immediately preceding year’s annual LTIP awards.

Each annual RSU retainer will vest in substantially equal quarterly installments on the grant date and on April 1st, July 1st, and October 1st of each year (“Quarterly Vesting Dates”) provided that the Non-Employee Director is in service in the applicable role to such retainer on the applicable Quarterly Vesting Dates.

Non-Employee Directors appointed to the Board or to a Leadership Position after the first trading day in January will receive a pro-rated portion of the applicable annual RSU retainer (based on the number of days remaining in such calendar year) on the effective date of the appointment. The first installment will vest on the effective date of the appointment, with the number of RSUs vesting in such first installment equal to (x) the pro-rated number of RSUs awarded for the partial year of service, less (y) an amount equal to ¼ of the full (non-pro-rated) number of RSUs that would have been awarded for a full (non-prorated) year of service (determined as if the full award had been granted on the effective date of the appointment), multiplied by the number of Quarterly Vesting Dates remaining in the calendar year. The remaining installments (if any) will vest in substantially equal installments on the remaining Quarterly Vesting Dates, provided that the Non-Employee Director is in service in the applicable role to such retainer on the applicable Quarterly Vesting Dates. For example, if a Non-Employee Director is appointed to the Board on May 1st and the stock price on the date of appointment is $10, he or she would receive the following:

1.	Pro-rated Board Member RSU retainer = 6,712 RSUs ($100,000/$10 times 245/365)

2.	First installment vesting on the date of appointment = 1,712 RSUs (determined as shown below):

a.	the pro-rated RSU retainer = 6,712 RSUs, less
b.	the full (non-pro-rated) RSU retainer amount divided by four (4), multiplied by the number of Quarterly Vesting Dates remaining in the calendar year = 10,000 RSUs / 4 x 2 remaining Quarterly Vesting Dates = 5,000 RSUs
c.	First installment amount that vests = 1,712 RSUs (6,712 RSUs - 5,000 RSUs)

3.	Remaining installments vest in equal installments of 2,500 RSUs on the remaining Quarterly Vesting Dates (i.e., July 1st and October 1st)

RSUs are settled in shares of stock and delivered to Non-Employee Directors as soon as practicable following the applicable vesting date, unless subject to a deferral election by a Non-Employee Director. Non-Employee Directors may irrevocably elect to defer the receipt of 100% of RSUs for a given service year until termination of Board service. Such deferral elections must be submitted in a written deferral election notice by the Non-Employee Director to the Company (which notice shall be in a form prescribed by the Company) by December 31st of the year preceding the service year. Newly appointed directors may elect to defer settlement of RSU awards granted in the year of appointment, provided that the deferral election is made prior to commencement of service.

Upon a Change-in-Control, all unvested RSUs will vest in full and all unsettled RSUs will immediately be settled.

If a Non-Employee Director’s service as a member of the Board (or an applicable Leadership Position) terminates for any reason, unvested RSUs held on the date of termination will be forfeited; provided, that if the termination of service is for “Cause” (as defined in the Non-Employee Director’s applicable award agreement), the full number of RSUs that were granted to the Non-Employee Director (whether or not vested or settled) in the year in which the termination for Cause occurs shall immediately terminate and be forfeited for no consideration as of such termination.

Expenses

Each Non-Employee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with his or her duties as a Non-Employee Director, always subject to any reimbursement policies then in place.

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